December 26, 2006

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:     Bywater Resources, Inc.
File no. 000-29953

We have read the statements under Item 4.01 of the Form 8-K report dated December 26, 2006 regarding our firm. We agree with the statements reported therein under section 1 and have no basis to agree or disagree with statements reported under section 2.

James Gately
Gately and Associates, LLC
Certified Public Accountants